Exhibit 10.(t)

10-30-2009

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is entered into by and between Bemis Company, Inc., a Missouri corporation (the “Company”) and                                                                    (the “Executive”).

WHEREAS, the Executive is a key member of the management of the Company and has devoted substantial skill and effort to the affairs of the Company; and

WHEREAS, the Company and its shareholders wish to continue to obtain the benefits of the Executive’s services and attention to the affairs of the Company; and

WHEREAS, the Company recognizes that, as a publicly-held corporation, it is subject to the ongoing risk of a change of control, and that the adverse personal consequences of a change of control may distract Executive or encourage Executive’s premature termination of employment to the detriment of the Company and its shareholders; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to take steps that will allow the Executive to make judgments and advise the Company with respect to proposed changes of control without regard to the possible adverse personal consequences of such events, and to provide an inducement for the Executive to remain in the service of the Company prior to any proposed or anticipated change of control, and to remain in the service of the Company after any change of control to the extent necessary to facilitate an orderly transition; and

WHEREAS, the Executive desires to obtain appropriate protection in the event of an actual or anticipated change of control; and

WHEREAS, the Company recognizes that it is important to Executive to receive prompt and certain payment of any amounts which become due under this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:

1.             Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Appendix A.

2.             Duration.  This Agreement establishes certain rights and obligations in the event Executive has a Qualifying Event (as defined in Section 5 below).  Unless earlier terminated or modified, which in either case can be done only by mutual written consent of the parties, this Agreement shall continue in effect until either (i) the benefits due and payable under this Agreement have been paid in full or (ii) the Executive’s employment with Company terminates under circumstances that do not entitle Executive to any benefits under this Agreement.

3.             Prior Agreements.  Any prior agreement entered into by and between Executive and the Company that was titled “Management Agreement” and that, among other things, provided compensation upon the occurrence of a “Change in Control Event,” is hereby terminated.  Except as otherwise provided herein, this Agreement supercedes any such “Management Agreement” and the portion or portions of any and all other agreements entered into prior to the effective date of this Agreement relating to severance pay and post-employment welfare benefits due to Executive in the event Executive has a Qualifying Event.  Nothing in this Agreement shall adversely affect any rights Executive may have to equity-based compensation (including but not limited to stock options, equity units, and restricted stock), long-term incentive compensation, supplemental retirement benefits, deferred compensation that is not severance pay, and benefits under any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), all of which shall be administered after a Qualifying Event in accordance with the terms of the applicable plan documents and agreements and without regard to this Agreement.

4.             No Employment Contract.  This Agreement shall not be construed as creating an express or implied contract of employment.  Except as otherwise agreed in writing between the Executive and the Company, the Executive’s employment shall be “at will” and Executive shall not have any right to be retained in the employ of the Company and its affiliates.

5.             Qualifying Event.  The Executive shall be deemed to have had a “Qualifying Event” if prior to attaining age 65:

(a)           the Executive has an Involuntary Termination or Constructive Involuntary Termination on, or within 36 months after, the date of a Change of Control Event;

(b)           the Executive has an Involuntary Termination or Constructive Involuntary Termination within three months prior to the date of a Change of Control Event; or

(c)           the Executive has an Involuntary Termination or Constructive Involuntary Termination (i) less than twelve months prior to the date of a Change of Control Event or (ii) while a Change of Control Event is under serious consideration (whether or not it actually occurs), unless (in either case) the Company can establish that the Executive’s Involuntary Termination or Constructive Involuntary Termination was for reasons unrelated to such Change of Control Event.

Whether a Qualifying Event has occurred shall be determined separately with respect to each Change of Control Event and each event constituting a Constructive Involuntary Termination or Involuntary Termination.  If the event constituting a Constructive Involuntary Termination is a failure by the Company to obtain assumption of this Agreement by any successor as contemplated by Section 12 of this Agreement, the date on which the succession became effective shall be deemed the date of the Qualifying Event.  Amounts shall not be paid under Sections 6 and 7 of this Agreement for more than one Qualifying Event.

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For purposes of subsection (c) above, a Change of Control Event shall be deemed to be “under serious consideration” at any time after negotiations with respect to the possible Change of Control Event have commenced (including, but not limited to, negotiations prior to the execution of a non-binding letter of intent) and at any time after the Company receives direct or indirect notice of a Person’s intent to cause an event that would, if it occurred, result in a Change of Control Event.  Serious consideration as described in the preceding sentence shall be deemed to end on the earliest of the date on which such negotiations are abandoned, the Company receives direct or indirect notice that such Person has abandoned efforts to cause the event that would be a Change of Control Event, or the relevant Change of Control Event actually occurs.

6.             Compensation and Benefits Through Date of Termination.  If the Executive has a Qualifying Event, Company shall immediately pay Executive (a) the full amount of Executive’s salary through the date of Executive’s Qualifying Event to the extent not previously paid, and (b) the product of (i) an amount equal to Executive’s target annual bonus for the fiscal year of the Company in which the Qualifying Event occurs and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through and including the date of the Executive’s Qualifying Event and the denominator of which is 365.  In addition, in the event of Executive’s Qualifying Event, Company shall also, to the extent not previously paid or provided, pay or provide Executive with all other amounts and benefits that Executive has accrued or is eligible to receive through the date of such Qualifying Event under any plan, program, policy, practice or arrangement of the Company and/or its affiliates (including but not limited to welfare benefits and perquisites).

7.             Change of Control Severance Payments.  If the Executive has a Qualifying Event, the Executive also shall be entitled:

(a)           to immediately receive from the Company a cash payment in an amount equal to two times the sum of (i) the Executive’s salary for the calendar year last preceding the date of Executive’s Qualifying Event or, if higher, the Executive’s annual salary rate in effect immediately prior to such Qualifying Event, (ii) the Executive’s target annual bonus for the fiscal year of the Company in which the Qualifying Event occurs or, if higher, the Executive’s highest annual bonus for the five-year period ending with the full calendar year (or if such bonuses are determined on the basis of a fiscal year, the full fiscal year) last preceding the date of Executive’s Qualifying Event, and (iii) 30 percent of the annual salary used in (i) above, which amount is intended to serve as an estimate of the annual value of the fringe benefits and other perquisites to which Executive was entitled immediately prior to the Qualifying Event; and

(b)           for twenty-four months after the Qualifying Event, to participate in any health, disability and life insurance plan or program in which Executive was entitled to participate immediately prior to the Qualifying Event as if he were an employee of the Company during such twenty-four month period; provided, however, that in the event that Executive cannot participate in any such health, disability or life insurance plan or program, the Company, at its sole cost and expense, shall arrange to provide the Executive with benefits no less favorable to Executive than those which Executive would have been entitled to receive if Executive had continued to participate in such plan or program.

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The compensation and benefits described above in this Section 7 shall be subject to the following:

(1)           For purposes of subsection (a) above, the Executive’s salary, annual salary rate, target annual bonus and highest annual bonus shall be the gross amounts of such compensation determined without regard to any deductions, deferrals or withholding.

(2)           If Executive’s Qualifying Event occurs after the month in which the Executive attains age 63, the amount in subsection (a) above shall be determined by substituting for “two” a fraction, the numerator of which is the number of whole and partial calendar months in the period beginning with the month in which the Executive’s Qualifying Event occurs and ending with the month in which the Executive attains age 65, and the denominator of which is 12.

(3)           If Executive’s Qualifying Event occurs after the month in which the Executive attains age 63, the number of months referred to in subsection (c) above shall be determined by substituting for “twenty-four” the number of whole and partial calendar months in the period beginning with the month in which the Executive’s Qualifying Event occurs and ending with the month in which the Executive attains age 65.

(4)           The sum of the amounts payable under subsections (a) and (b) above shall be reduced by any severance pay which the Executive receives from the Company under any other policy or agreement of the Company on account of Executive’s Qualifying Event.

(5)           For purposes of subsection (b) above, a health plan or program shall include any separate dental, vision, prescription drug, or other health-related benefit.

(6)           If immediate payment of any amounts payable pursuant to subsection (a) above would violate Section 409A of the Code or Treas. Reg. 1.409A-3(i)(2), payment of those amounts shall be delayed until the earliest time at which payment of those amounts can be made without such violation.

8.             Excise Tax Adjustment.  If it shall be determined that a Payment would make the Executive liable for any Excise Tax, the cash compensation payable under this Agreement shall be reduced by an amount sufficient so that no Excise Tax is due.  The amount of any reduction shall be determined by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and to the Executive.  The Accounting Firm shall furnish the Executive and the Company with a written opinion as to whether a reduction is required pursuant to this Section, and the amount of reduction that is required.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

9.             Late Payment.  Any amount payable under this Agreement that is not paid within ten calendar days after it becomes due shall bear interest from the date it became due through the date of payment at the “prime rate” (the base annual lending rate used by a plurality of the

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nation’s largest banks) as reported in the Wall St. Journal for the date on which the payment was due (or if that is not a date on which the prime rate is so reported, the then current prime rate as most recently reported) plus 5%, compounded monthly.

10.           Legal Fees.  The Company shall pay all legal fees and expenses (including but not limited to attorneys’ fees and court costs) reasonably incurred by the Executive in connection with efforts by or on behalf of the Executive to obtain or enforce any right or benefit provided by or claimed under this Agreement, regardless of the ultimate outcome or resolution of such claims.  Such legal fees and expenses shall be paid within ten calendar days after Executive’s written request for payment.  Payments made after such tenth day shall incur interest at the rate set forth in Section 9 above.  Company’s payment of Executive’s legal fees and expenses shall not give Company any right to select or to approve counsel retained by Executive.  No dispute regarding the reasonableness of such fees and expenses shall authorize or excuse their late payment.

11.           Mitigation Not Required.  Executive shall not be required to mitigate the amount of any payment or other benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after termination, or otherwise.

12.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Executive shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company.  The Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, shall constitute a Constructive Involuntary Termination, and shall be treated as a Qualifying Event entitling the Executive to the compensation and benefits described in Sections 6 and 7 of this Agreement unless such failure is remedied within 10 calendar days after Company receives written notice thereof.  As used in this Agreement, Company shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the Agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

13.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Minnesota, applied without giving effect to any choice of law provisions thereof.

14.           Notices.  All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:

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(a)           In the case of the Company shall be:

Bemis Company, Inc.

One Neenah Center, 4th Floor

PO Box 669

Neenah, WI 54957

Attn:  General Counsel

(b)           In the case of Executive shall be:

[HOME ADDRESS ON FILE]

Either party may, by notice hereunder, designate a changed address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.

15.           Severability.  In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.  In the event that any benefits to the Executive provided in this Agreement are held to be unavailable to the Executive as a matter of law, the Executive shall be entitled after a Qualifying Event to the remaining benefits available under this Agreement, or if better, severance benefits at least as favorable to Executive (when aggregated with the benefits under this Agreement that are actually received by the Executive) as the most advantageous severance benefits made available by the Company to employees of comparable position and seniority to the Executive during the five-year period prior to Executive’s Qualifying Event or the Change of Control Event, whichever happens first.

16.           Effect of Code §409A.  This Agreement shall be construed in accordance with any applicable requirements of Code §409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	BEMIS COMPANY, INC.

	By:	Henry J. Theisen
	Its:	President and Chief Executive Officer

Date Signed:	Date Signed:

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APPENDIX A

TO MANAGEMENT AGREEMENT

DEFINITIONS

As used in this Agreement the capitalized terms not otherwise defined shall have the meanings ascribed to them below.

Accounting Firm

The term “Accounting Firm” shall mean a nationally recognized certified public accounting firm designated by the Executive.

Cause

“Cause” shall mean, and be limited to, (i) willful and gross neglect of duties by the Executive that has not been substantially corrected within 30 days after Executive’s receipt from Company of written notice describing the neglect and the steps necessary to substantially correct it, or (ii) an act or acts committed by the Executive constituting a felony and substantially detrimental to the Company or its reputation.

Change of Control Event

A “Change of Control Event” shall be deemed to have occurred if any of the following occur:

(1)           Any “Person” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the Exchange Act) acquires or becomes a beneficial owner (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) or 20% or more of the outstanding shares of common stock of the Company (“Common Stock”), provided, however, that the following shall not constitute a “Change of Control Event.”

(a)           any acquisition or beneficial ownership by the Company or a subsidiary of the Company;

(b)           any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

(c)           any transaction with respect to which, immediately following such acquisition, more than 80% respectively, of (i) the combined voting power of the Company’s then outstanding Securities and (ii) the Common Stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Common Stock respectively, of the Company immediately prior to such transaction in substantially the same proportions as their ownership prior to such acquisition;

(2)           Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company.  Continuing Directors shall mean:  (a) individuals who, on the date hereof, are directors of the Company, (b) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company, or (c) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a Continuing Director shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company;

(3)           Consummation of a reorganization, merger or consolidation of the Company (other than a merger or consolidation with a subsidiary of the Company), unless immediately following such reorganization, merger or consolidation, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 80% respectively of (i) the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors, and (ii) the then outstanding shares of Common Stock of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership of the Voting Securities and Common Stock, as the case may be, immediately prior to such reorganization, merger or consolidation;

(4)           Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such a sale or other disposition, more than 80%, respectively, of (i) the combined voting power of the then outstanding Voting Securities of such corporation entitled to vote generally in the election of directors, and (ii) the then outstanding shares of Common Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners respectively of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership of the Voting Securities and Common Stock, as the case may be, immediately prior to such sale or other disposition;

(5)           The Company enters into a letter of intent, an agreement in principle or a definitive agreement relating to a “Change of Control Event” described in Subparagraphs (1), (2), (3) or (4) hereof that ultimately results in such a “Change of Control Event”, or a tender or exchange offer or proxy contest is commenced which ultimately results in such a “Change of Control of Event”.

Notwithstanding anything stated above, a “Change of Control Event” shall not be deemed to occur with respect to the Executive if the acquisition or beneficial ownership of the 20% or greater interest referred to in Subparagraph (1) is by the Executive or by a group, acting in concert, that includes the Executive.

Code

“Code” shall mean the Internal Revenue Code of 1986, as amended.

Constructive Involuntary Termination

Any of the six occurrences below shall constitute a “Constructive Involuntary Termination”:

(1)           Reduction of the Executive’s title, duties, responsibilities or authority, other than for “Cause” or on account of “Disability”;

(2)           Reduction of the Executive’s annual base salary;

(3)           Reduction of the aggregate benefits under the Company’s pension, profit sharing, retirement, life insurance, medical, health and accident, disability, bonus and incentive plans and other employee benefit plans and arrangements or reduction of the number of paid vacation days to which the Executive is entitled;

(4)           Company fails to obtain assumption of this Agreement by any successor as contemplated by Section 12 of the Agreement;

(5)           Company requires Executive to perform his primary duties at a location that is more than 25 miles further from Executive’s primary residence than the location at which the Executive performs his primary duties on the effective date of this Agreement (or, if Executive changes his primary residence, that is more than 25 miles further from Executive’s primary residence after such change than the location at which the Executive performed his primary duties at the time of such change); or

(6)           A termination of employment with the Company by the Executive after any of the occurrences in Subparagraphs (1) through (5) above.

The foregoing definition of Constructive Involuntary Termination shall be subject to the following:

(i)            Notwithstanding the above, “Constructive Involuntary Termination” shall not include an inadvertent failure to obtain assumption of this Agreement that is remedied by the Company within 10 calendar days after its receipt of notice thereof.

(ii)           If the Executive’s duties, responsibilities or authority prior to a Change in Control Event relate to the Company as a whole, rather than to a specific business or operating unit (e.g., as in the case of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel or a Vice President with authority for an aspect of the Company’s business that is not limited to any particular business or operational unit, such as the Vice President of Human Resources), then a reduction described in subparagraph (1) above shall be deemed to occur if such duties, responsibilities or authority do not extend after the Change in Control Event to the entire successor organization.  If the Executive’s duties, responsibilities or authority prior to a Change in Control Event relate exclusively to a specific business or operating unit of the Company, then a reduction described in subparagraph (1) shall be deemed to occur if such duties, responsibilities or authority after the Change in Control Event do not extend after the Change in Control Event to all or substantially all of the same business or operating unit.

(iii)          Notwithstanding the above, if Executive believes there are grounds for a “Constructive Involuntary Discharge” under (1), (2), (3), (5) or (6), Executive must notify the Company within 30 days after Executive becomes aware of such circumstances.  “Constructive Involuntary Discharge” shall not occur without such notice and shall not include any circumstances that are remedied by the Company within 30 days after receiving such notice.

Disability

“Disability” shall be a condition entitling the Executive to benefits under Bemis’ Long Term Disability Plan.

Equity Unit

“Equity Unit” shall mean a unit awarded under a long-term incentive compensation plan maintained by the Company, such as the Bemis Company, Inc. 2007 Stock Incentive Plan, that is, or entitles the award recipient to receive, a share of common stock of the Company (regardless of whether such unit is subject to a risk of forfeiture).

Excise Tax

“Excise Tax” shall mean the excise tax imposed on Executive by Section 4999 of the Code or any successor provision thereto, and any interest and penalties incurred by the Executive with respect to such excise tax.

Fair Market Value

“Fair Market Value” of a share of the Company’s common stock as of a particular day shall mean the closing price of a share of the Company’s common stock on the New York Stock Exchange on such day, or if no sale has been made on such exchange on such day, on the last preceding day on which any such sale was made.

Involuntary Termination

“Involuntary Termination” shall mean a termination by the Company of the Executive’s employment that is not a termination for “Cause” and that is not on account of the death or “Disability” of the Executive.

Payment(s)

A “Payment” is any payment or distribution by the Company to or for the benefit of the Executive whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option, equity unit, restricted stock agreement or otherwise.